Exhibit 12.1

ATTORNEYS AT LAW

Michael J. FitzGerald*

Eoin L. Kreditor*

Lynne Bolduc

Robert C. Risbrough

George Vausher, LLM, CPA‡

David M. Lawrence

Brook John Changala

Natalie F. Foti

Josephine Rachelle Aranda

Pfrancez C. Quijano

William Allen Miller
Litao Zhou
Ikechukwu (Ike) Ubaka
March 27, 2024	Vivian K. Pham
John M. Marston†
Board of Directors	Ralph G. Martinez†
Alternative Ballistics Corporation	Kelly P Pfeiffer†
5940 S. Rainbow Blvd.	Deborah M. Rosenthal†
Las Vegas, NV 89118	Maria M. Rullo†

Re:	Offering Circular on Form 1-A
	CIK:	0001834868
	File No.:	024-12349

Dear Board Members:

You have requested our opinion with respect to certain matters in connection with the filing by Alternative Ballistics Corporation, a Nevada corporation (the “Company”), of an Offering Circular on Form 1-A (as amended or supplemented, the “Offering Circular”) with the Securities and Exchange Commission (the “Commission”), File No. 024-12349. The Offering Circular is filed pursuant to Regulation A under the Securities Act of 1933, as amended (the “Act”).

This opinion is submitted pursuant to the applicable rules of the Commission in connection with the qualification of the Offering Circular and the offering by the Company of up to 8,400,000 shares of common stock, par value $0.001 (the “Shares”), consisting of (i) 5,890,000 shares of common stock offered by the Company (the “Company Shares”); and (ii) 2,510,000 shares of common stock on behalf of certain selling stockholders (the “Selling Stockholder Shares”).

In connection with this opinion, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws, as amended, of the Company; (b) resolutions of the Board of Directors of the Company that authorized the Selling Stockholder Shares and authorizing the issuance of the Company Shares; (c) the Offering Circular and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Shares were or are to be issued; (e) applicable provisions of the corporate laws of the State of Nevada and published judicial and administrative interpretations thereof; and (f) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and subject to and limited by the foregoing, we are of the opinion that when the Offering Circular has been qualified by order of the Commission, the Company Shares, when issued and sold in accordance with the terms and conditions contemplated by and upon the terms and conditions set forth in the Offering Circular and that certain Subscription Agreement, a form which is attached to the Offering Circular as Exhibit 4.1, and upon receipt by the Company of the agreed upon consideration therefor, will be legally issued, fully paid, and non-assessable. Further, we are of the opinion that the Selling Stockholder Shares are legally issued, fully paid, and non-assessable.

2 Park Plaza, Suite 850 ˖ Irvine, California 92614 1150 South Olive Street, Suite 10-128 ˖ Los Angeles, California 90015
Telephone: 949-788-8900 ˖ Facsimile: 949-788-8980 ˖ www.fkbrlegal.com

*Professional Corporation ˖ †Of Counsel ˖ ‡Certified Specialist in Estate Planning, Trust & Probate Law, and in Taxation Law, State Bar of California

March 27, 2024 Page 2 of 2

The foregoing opinion is limited to the federal laws of the United States and the Nevada Revised Statutes, and we express no opinion as to the effect of the laws of any other jurisdiction. The foregoing reference to the Nevada Revised Statutes includes the statutory provisions and also all reported judicial decisions interpreting such laws.

This opinion has been prepared for use in connection with the Offering Circular, and this opinion may not be relied upon for any other purpose without our express written consent. Our opinion expressed herein is limited to the matters stated and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Circular. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very Truly Yours,

/s/ FitzGerald Kreditor Bolduc Risbrough LLP
FitzGerald Kreditor Bolduc Risbrough LLP